Exhibit 99.1


           American States Water Company Announces Earnings for the Three Months Ended March 31, 2007

    SAN DIMAS, Calif.--(BUSINESS WIRE)--May 9, 2007--American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings of $0.40 per share for the three months ended March 31, 2007 as compared to basic and fully diluted earnings of $0.35 per share, reported for the same period ended March 31, 2006.

    Significant items that impacted the earnings for the first quarter of 2007 in comparison to the same period of 2006 were:

    -- The recording of a pretax unrealized gain of $2.7 million, or $0.09 per share, on purchased power contracts in 2007 due to increasing forward energy prices versus a pretax unrealized loss of $2.2 million, or $0.08 per share on purchased power contracts in 2006, a positive change of $0.17 per share from 2006 to 2007;

    -- A favorable decision issued by the California Public Utilities Commission ("CPUC") on April 13, 2006 regarding the treatment of Golden State Water Company's ("GSWC") water rights lease revenues received for 2004 and 2005 increased pretax income by about $2.3 million in March 2006, or approximately $0.08 per share when compared to the same period in 2007;

    -- An increase in pretax operating income of $1.2 million, or $0.04 per share, in 2007 contributed from American States Utility Services, Inc. ("ASUS") and its subsidiaries for operating, maintaining and improving the water and wastewater systems at military bases for the U.S. government, when compared to the same period of 2006; and

    -- A delay by the CPUC in processing GSWC's general rate applications for rate increases in Region II and to cover general office expenses.

    Other items that impacted the results of operations as compared to the same period of 2006 are described below.

    Total operating revenues increased by $8.0 million to $72.3 million for the first quarter of 2007, compared to revenues of $64.3 million recorded in the first quarter of 2006, an increase of 12.4%. The table below sets forth summaries of operating revenues by segment (in thousands):

                                2007      2006    $ Change  % Change
                             -----------------------------------------
Water                           $50,327   $50,749     ($422)     -0.8%
Electric                          8,869     8,346       523       6.3%
Contracted services              13,074     5,220     7,854     150.5%
                             -----------------------------------------
  Total operating revenues      $72,270   $64,315    $7,955      12.4%
                             =========================================

    Water revenues from GSWC and Chaparral City Water Company decreased by 0.8% reflecting the recognition of $2.3 million of water rights lease revenues in the first quarter of 2006 for years 2004 and 2005 as discussed above. This decrease was partially offset by rate increases approved by the CPUC and effective January 1, 2007 and higher consumption in 2007 due to weather changes from the first quarter of 2006.

    Included in the rate increases in 2007 was an interim rate increase effective January 1, 2007, subject to refund, totaling approximately $260,000 for the first quarter ($1.2 million for the entire 2007 year) due to the CPUC's delays in processing GSWC's general rate applications for rate increases in Region II and to cover general office expenses at the corporate headquarters. If GSWC receives a favorable CPUC decision on the items that are still contested, we estimate that it will add annualized revenues of approximately $5.2 million for 2007. If the CPUC's decision favors the position recommended by the Division of Ratepayer Advocates at the CPUC, it could result in an estimated $1.5 million reduction in annual revenues. In addition, a portion of the rate decision to cover general office expenses at the corporate headquarters will affect the rates in Region III because the application was previously filed in 2005 with the Region III rate case and was deferred for one year to be combined with the Region II case as discussed. The final decision by the CPUC on the general office expenses filing would either add to Region III's annualized revenues by approximately $3.8 million or reduce the revenues by $1.3 million. Region III received an interim annual rate increase of $135,000 effective January 1, 2007.

    It is important to note that the amount of increase or decrease ultimately decided on by the CPUC will be retroactive to January 1, 2007, after netting the increases from the interim rates. The Company will true up the cumulative difference when the CPUC issues the final decision, which is expected in mid-2007.

    Electric revenues from GSWC's Bear Valley Electric Division increased by 6.3% due to higher residential usage, offset by lower industrial usage due to cooler weather conditions.

    Contracted services operating revenues increased by $7.9 million during the first quarter of 2007 primarily due to a $7.3 million increase in ASUS construction revenues for special projects performed by its Fort Bliss Water Services Company ("FBWS") subsidiary. The contracted amount for this special project is approximately $20 million to be completed in August 2007. There was also an increase in revenues due to the operation of water and wastewater systems at one base in Maryland and three bases in Virginia and the wastewater system at an additional base in Virginia for the entire first quarter of 2007, while the operation of these systems commenced at various times during the first and second quarters of 2006.

    Total operating expenses for the first three months of 2007 increased to $55.4 million as compared to the $50.3 million recorded for the same period in 2006, reflecting: (i) a slight decrease in supply costs resulting from a favorable water supply mix change caused by less purchased water needed to replace groundwater supply not pumped in the prior year; (ii) a pretax unrealized gain of $2.7 million on purchased power contracts in 2007 compared to a $2.2 million pretax unrealized loss in 2006 as discussed; (iii) increases in other operating expenses due to higher chemical and water treatment costs, and a full quarter of military base water and wastewater operations in 2007 compared to a partial quarter of operations at certain military bases in 2006; (iv) increases in administrative and general expenses due primarily to higher labor costs and increased tax and legal outside services; (v) an increase in required and emergency maintenance activities on GSWC's wells and water supply sources; (vi) increased depreciation and amortization expense reflecting, among other things, the effects of closing approximately $73 million of additions to utility plant during 2006; (vii) higher property taxes and payroll taxes; (viii) a significant increase in construction expenses reflecting primarily the costs incurred for the special project at Fort Bliss; and (ix) a net pretax gain of $367,000 on the sale of property.

    In summary, the table below sets forth operating income by segment (in thousands):

                               2007     2006    $ Change   % Change
                             -----------------------------------------
Water                         $11,130  $14,277    ($3,147)      -22.0%
Electric                        3,652   (1,096)     4,748       433.2%
Contracted services             2,163      929      1,234       132.8%
AWR parent                        (94)     (50)       (44)       88.0%
                             -----------------------------------------
  Total operating income      $16,851  $14,060     $2,791        19.9%
                             =========================================

    Interest expense increased to $5.5 million compared to $5.3 million for the same period of 2006 primarily reflecting an increase in short-term cash borrowings at higher interest rates. Interest income decreased by $333,000 due primarily to the initial recording in the first quarter of 2006 of interest accrued on the uncollected balance of the Aerojet litigation memorandum account authorized by the CPUC.

    The first quarter 2007 income tax expense increased to $5.0 million compared to $3.8 million for the same period of 2006, due primarily to a 23.6% increase in pretax income and a higher effective income tax rate.

    Other - Certain matters discussed in this news release with regard to the Company's expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company's Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

    First Quarter 2007 Earnings Release Conference Call - The Company will host a conference call today, Wednesday, May 9, 2007 at 10:00 a.m. Pacific Time (PT), during which management will be making a brief presentation focusing on the Company's first quarter results, strategies, and operating trends.

    Interested parties can listen to the conference call over the Internet by logging on to www.aswater.com. The call will also be recorded and replayed beginning Wednesday, May 9, 2007 at 3:00 p.m. PT and will run through Wednesday, May 16, 2007. The dial-in number for the audio replay is (800) 642-1687, conference ID# 6508138.

    American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 254,000 customers) and to over 13,000 customers in the city of Fountain Hills, Arizona, and portions of Scottsdale, Arizona. The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its non-regulated subsidiary, American States Utility Services, Inc., the Company contracts with various municipalities, the U.S. government and private entities to provide various services, including billing and meter reading, water marketing and operation and maintenance of water and wastewater systems.


Comparative Condensed Balance Sheets
                                              March 31,  December 31,
             (in thousands)                     2007         2006
----------------------------------------------------------------------
                                                    (Unaudited)
Assets

Utility Plant-Net                               $753,513     $750,601
Other Property and Investments                    21,592       21,591
Current Assets                                    71,712       64,436
Regulatory and Other Assets                      102,962      100,327
----------------------------------------------------------------------
                                                $949,779     $936,955
----------------------------------------------------------------------

Capitalization and Liabilities

Capitalization                                  $555,095     $551,567
Current Liabilities                               88,388       85,903
Other Credits                                    306,296      299,485
----------------------------------------------------------------------
                                                $949,779     $936,955
----------------------------------------------------------------------


Condensed Statements of Income
                                                Three Months Ended
(in thousands, except per share amounts)             March 31,
----------------------------------------------------------------------
                                                2007         2006
----------------------------------------------------------------------
                                                    (Unaudited)
Operating Revenues                               $72,270      $64,315
                                             -------------------------

Operating Expenses:
      Supply costs                               $16,831      $17,081
      Unrealized (gain) loss on purchased
       power contracts                            (2,710)       2,155
      Other operating expenses                     6,597        4,700
      Administration and general expenses         13,007       11,114
      Maintenance                                  2,973        2,473
      Depreciation and amortization                7,089        6,483
      Property and other taxes                     2,930        2,547
      Construction expenses                        9,069        3,702
      Net gain on sale of property                  (367)           -
                                             -------------------------

           Total operating expenses              $55,419      $50,255

Operating income                                 $16,851      $14,060

      Interest expense                            (5,496)      (5,256)
      Interest income                                566          899
      Other                                           69            -
                                             -------------------------

Income From Operations Before Income Tax
 Expense                                         $11,990       $9,703

      Income tax expense                           5,006        3,804

----------------------------------------------------------------------
Net Income                                        $6,984       $5,899
----------------------------------------------------------------------

Weighted Average Shares Outstanding               17,055       16,806
----------------------------------------------------------------------
Earnings Per Common Share                          $0.40        $0.35
----------------------------------------------------------------------
Weighted Average Diluted Shares                   17,114       16,909
----------------------------------------------------------------------
Earnings Per Diluted Share                         $0.40        $0.35
----------------------------------------------------------------------
Dividends Declared Per Common Share               $0.235       $0.225
----------------------------------------------------------------------


    CONTACT: American States Water Company
             Robert J. Sprowls, 909-394-3600, ext. 647
             Senior Vice President, Chief Financial Officer,
             Treasurer and Corporate Secretary